Exhibit 99.1

Ellington Residential Mortgage REIT Reports Fourth Quarter 2016 Results
OLD GREENWICH, Connecticut—February 9, 2017
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended December 31, 2016.
Summary of Financial Results

•	Net income for the quarter was $2.0 million, or $0.22 per share, as compared to $6.6 million, or $0.73 per share, in the third quarter.

•
Core Earnings[1] for the quarter was $4.9 million, or $0.54 per share, as compared to $2.9 million, or $0.32 per share, in the third quarter. Excluding "Catch-up Premium Amortization Adjustment," Core Earnings for the fourth quarter was $4.3 million, or $0.47 per share, as compared to $4.4 million, or $0.48 per share, in the third quarter.

•	Book value decreased to $15.52 per share as of December 31, 2016 from $15.70 per share as of September 30, 2016, after giving effect to a fourth quarter dividend of $0.40 per share.

•
Net interest margin was 1.89%, as compared to 1.30% for the third quarter. Excluding Catch-up Premium Amortization Adjustment, net interest margin was 1.69% for the fourth quarter of 2016 as compared to 1.77% for the third quarter.

•	Weighted average prepayment speed for the fixed rate Agency specified pool portfolio was 15.6% CPR for the quarter, compared to 14.1% in the third quarter.

•	Dividend yield of 12.3% based on February 8, 2017 closing stock price of $13.02.

•
Debt-to-equity ratio was 8.5:1 as of December 31, 2016, as compared to 8.1:1 as of September 30, 2016. Adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.3:1 and 8.2:1 as of December 31, 2016 and September 30, 2016, respectively.

Fourth Quarter 2016 Results
"For the fourth quarter, EARN had net income of $0.22 per share and Core Earnings excluding Catch-up Premium Amortization Adjustment of $0.47 per share," said Laurence Penn, Chief Executive Officer and President. "Quarter over quarter, our book value per share declined only 1.1% to $15.52, and after taking into account our $0.40 dividend, we generated positive economic income that equated to an annualized return on equity of 5.6%. This performance was especially noteworthy given that 10-year Treasury yields surged by 85 basis points over the quarter, representing the largest quarterly increase since the financial crisis, and one of the two largest quarterly increases in over 20 years. Our disciplined and dynamic hedging strategy, including aggressive portfolio rebalancing following large interest rate moves, helped offset the sharp declines in asset prices over the course of the quarter. We continue to use both interest rate swaps and short TBA positions to hedge against the risk of rising interest rates.
"In response to the increase in interest rates, pay-ups for specified pools decreased significantly over the course of the quarter. Nevertheless, as the prepayment landscape continues to be shaped by technological improvements in the mortgage banking industry, and as the Federal Reserve's footprint in the TBA market continues to shrink, we believe that investors will continue to find value in specified pools relative to TBAs. That said, a prudent and disciplined interest rate hedging strategy remains critically important, all the more so given the potential for great shifts in government policy accompanying the recent change in administrations. Our strategy served us well in 2016, as we generated a compounded economic return of 8.7% for the full year. We accomplished this despite significant fluctuations in interest rates, which included a decline in long-term interest rates to all-time record low levels by July, followed by a complete reversal in the remaining part of the year."
As of December 31, 2016, our mortgage-backed securities portfolio consisted of $1.100 billion of fixed rate Agency "specified pools," $33.1 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $62.1 million of Agency reverse mortgage pools, $12.3 million of Agency interest only securities, or "Agency IOs," and $19.4 million of non-Agency RMBS. Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics. During the fourth quarter, we net purchased assets across each sector of our RMBS portfolio, including non-Agency RMBS. Overall, on the basis of fair value, the size of our RMBS portfolio was roughly unchanged at $1.227 billion as of December 31, 2016, as compared to $1.233 billion as of September 30, 2016. In addition, separate and apart from the short TBA portfolio that we hold for hedging purposes, we held $49.1 million in notional amount of long TBA positions for investment purposes at December 31, 2016, as compared to $60.9 million at September 30, 2016. For financial reporting purposes, TBAs are considered derivative instruments.

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.

Market Overview
The fourth quarter of 2016 was characterized by sharply higher interest rates and increased market volatility, especially in the aftermath of the U.S. elections in November. The election of Donald Trump to the U.S. presidency along with continued Republican control of Congress led to a surge in interest rates, as many market participants predicted that the policy goals of the new administration would lead to an acceleration in U.S. economic growth. Among the shared policy goals of the new administration and Congress are a lowering of corporate income tax rates, increased infrastructure spending, and a roll-back in regulation, such as many of the regulations included in the Dodd-Frank Act. The rise in long-term interest rates during the fourth quarter was the largest quarterly increase since the financial crisis, and one of the largest quarterly increases ever. Over the course of the quarter, the 10-year U.S. Treasury yield rose 85 basis points to end the quarter at 2.44%, and closed as high as 2.60% on December 15th. The yield curve steepened substantially during the quarter, with the 2-year U.S. Treasury yield rising 43 basis points to end the quarter at 1.19%. Equities rallied significantly following the election results, as did crude oil. Prices of Agency RMBS declined over the course of the quarter, roughly in line with the movements in interest rates and volatility. Within the broader fixed-income sector, credit sensitive securities, (including non-Agency MBS) rallied strongly during the quarter, in sympathy with the equity markets and other sectors.
In December 2016, for the first time since late 2015 and only the second time in over ten years, the Federal Reserve increased its target range for the federal funds rate. Following the increase in late 2015 and heading into 2016, most market participants had anticipated multiple target range increases for 2016, but concerns around a global economic slowdown, as well as mixed data regarding the state of the U.S. economy, led the Federal Reserve to adopt a more measured pace of interest rate increases throughout 2016. The recent change in administrations now presents the Federal Reserve with conflicting considerations: an increase in inflation appears more likely, which would call for monetary tightening, but the uncertainties associated with possible large scale government policy changes may call for a more cautious approach.
Following the sharp increase in interest rates during the fourth quarter, mortgage rates also increased significantly. The Freddie Mac survey 30-year mortgage rate increased 90 basis points over the course of the quarter, ending the fourth quarter at 4.32%. In response to the increase in mortgage rates, the Mortgage Bankers Association Refinance Index, which tracks the volume of mortgage loan refinancing, declined over 50%, falling back to its early-2016 levels.
Agency RMBS
The market for Agency RMBS changed dramatically during the fourth quarter. At the beginning of the quarter, low mortgage rates provided the potential for ongoing increases in refinancing activity, but by the end of the quarter markedly higher mortgage rates eliminated the incentive for many borrowers to refinance. As the quarter progressed, Agency RMBS declined substantially in price and their durations extended, exacerbating further price declines. For example, during the quarter, TBA 30-year Fannie Mae 3.5s, a widely traded Agency RMBS, declined approximately three points in price, and its duration roughly doubled. Nevertheless, the price declines were relatively muted when compared to prior instances of large-scale increases in interest rates, such as those that occurred in mid-2013, or before the financial crisis. This more muted response was in large part a consequence of the progressive shift in recent years, in ownership of Agency RMBS away from "delta-hedgers" such as the GSEs and many money managers and mortgage REITs, who have often reacted to big downswings in the market by aggressively selling Agency RMBS, and towards "buy and hold" investors such as the Federal Reserve and depository institutions.
Overall, Agency RMBS prepayment rates slowed over the course of the fourth quarter as mortgage rates increased, but the pace of the slowdown was much more gradual than most sell-side research had predicted. A variety of factors are helping to support prepayment activity, including the gradual loosening of mortgage credit underwriting standards relative to the immediate aftermath of the financial crisis; enhanced originator/servicer technology and infrastructure, which have streamlined the refinancing process and augmented refinancing capacity; employment in the mortgage industry, which remains at a post-financial crisis high; and increasing home prices and improvements in borrower credit profiles, both of which reflect continued improvement in the U.S. economy. On our Agency RMBS portfolio, prepayment speeds increased slightly quarter-over-quarter. The increase was not unexpected, given that a significant portion of our portfolio is backed by higher coupon mortgages, which are still economical for borrowers to refinance, and which therefore attract increased focus from the mortgage banking industry as many lower coupon mortgages are no longer refinanceable.
In light of the increase in interest rates over the course of the fourth quarter, pay-ups on specified pools fell. Pay-ups are price premiums for specified pools relative to their TBA counterparts. The decline in pay-ups was actually quite modest given that specified pools were much longer in duration than TBAs at the beginning of the fourth quarter. Average pay-ups on our specified pools decreased to 0.70% as of December 31, 2016, from 1.07% as of September 30, 2016. We believe that the evolving prepayment landscape, driven by the factors described above, helped to dampen the severity of the fourth quarter decline in pay-ups. Technological advances in the mortgage origination and servicing industry have tended to have a much greater impact on non-specified pools as compared to specified pools. We believe that this trend will continue, driving greater investor interest in specified pools relative to TBAs.
For the quarter ended December 31, 2016, we had total net realized and unrealized losses of $(27.9) million, or $(3.05) per share, on our aggregate Agency RMBS portfolio, while we had total net realized and unrealized gains of $24.5 million, or $2.68 per share, on our interest rate hedging portfolio, including U.S. Treasury securities. During the fourth quarter, we continued to hedge interest rate risk, primarily through the use of interest rate swaps and short positions in TBAs. Net realized and unrealized losses on our specified pools were significantly countered by net realized and unrealized gains on our interest rate hedges. In our hedging portfolio, the relative proportion (based on 10-year equivalents2) of short TBAs increased quarter over quarter relative to interest rate swaps. Overall, we believe that there remains a heightened risk of substantial interest rate and mortgage prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our Agency RMBS portfolio using a variety of tools, including TBAs.
We actively traded our Agency RMBS portfolio during the quarter in order to capitalize on sector rotation opportunities. Our portfolio turnover for the quarter was 16% (as measured by sales and excluding paydowns), and we had net realized losses of $(1.1) million, excluding hedges.
During the fourth quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of December 31, 2016, the weighted average coupon on our fixed rate specified pools was 3.9%, unchanged from September 30, 2016. Even though we net purchased assets during the fourth quarter in each sector of our Agency RMBS portfolio, the decline in asset prices caused the total market value of our Agency RMBS portfolio as of December 31, 2016 to remain relatively unchanged, at $1.2 billion, as compared to September 30, 2016. Our Agency RMBS portfolio continues to include a small allocation to Agency IOs, and we increased our holdings of those during the fourth quarter. Some of our IO purchases were in securities backed by seasoned Ginnie Mae securities that have demonstrated some level of "burnout." Burnout often occurs after periods of high prepayments, when the mix of loans remaining in an RMBS pool becomes more concentrated in loans that tend to prepay more slowly; burnout can reflect a variety of factors, including the behavior of individual borrowers and overall trends in the mortgage banking industry. Our Agency IOs not only contribute to our portfolio in the form of their yields, but they also inherently serve as portfolio market value hedges in a rising interest rate environment.
We expect to continue to target specified pools that, taking into account their particular composition and based on our prepayment projections: (1) should generate attractive yields relative to other Agency RMBS and U.S. Treasury securities, (2) should have less prepayment sensitivity to government policy shocks, and/or (3) should create opportunities for trading gains once the market recognizes their value, which for newer pools may come only after several months, when actual prepayment experience can be observed. We believe that our research team, proprietary prepayment models, and extensive databases remain essential tools in our implementation of this strategy.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short TBA positions. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of December 31, 2016, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.6%, as compared to 5.1%, as of September 30, 2016. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 5.4% and 7.8% as of December 31, 2016 and September 30, 2016, respectively. Our Agency premium percentage and net Agency premium percentage may fluctuate from period to period based on a variety of factors, including market factors such as interest rates and mortgage rates, and, in the case of our net Agency premium percentage, based on the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
We believe that our adaptive and active style of portfolio management is well suited to the current MBS market environment, which continues to be shaped by heightened prepayment risk, shifting central bank and government policies, regulatory changes, and developing technologies.

2 "10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would experience a similar change in market value under a standard parallel move in interest rates.

Non-Agency RMBS
Our non-Agency RMBS performed well in the fourth quarter. As the case has been for some time, the fundamentals underlying non-Agency RMBS, led by a stable housing market, continue to be strong. On a quarter-over-quarter basis, our non-Agency RMBS portfolio increased in size, as we added new purchases during the fourth quarter. As of December 31, 2016, our investment in non-Agency RMBS was $19.4 million as compared to $17.9 million as of September 30, 2016. To the extent that more attractive entry points develop in non-Agency RMBS, we may increase our capital allocation to this sector.
Financial Results
For the quarter ended December 31, 2016, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 2.95%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.06%, resulting in a net interest margin for the quarter of 1.89%. In comparison, for the quarter ended September 30, 2016, the annualized weighted average yield of our Agency and non-Agency RMBS was 2.31%, while our average cost of funds including interest rate swaps and U.S. Treasuries was 1.01%, resulting in a net interest margin of 1.30%. Some of the variability in our interest income, portfolio yields, and net interest margin is due to quarterly adjustments to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). We refer to this quarterly adjustment as a "Catch-up Premium Amortization Adjustment." The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. For the fourth quarter, we had a positive Catch-up Premium Amortization Adjustment of approximately $0.6 million, which increased our net interest income. Excluding the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio was 2.75% for the fourth quarter, and our net interest margin was 1.69%. By comparison, for the third quarter the Catch-up Premium Amortization Adjustment decreased interest income by approximately $1.4 million. Excluding this Catch-up Premium Amortization Adjustment, the weighted average yield on our portfolio for the third quarter would have been 2.78% and our net interest margin would have been 1.77%.
On a quarter-over-quarter basis our annualized cost of funds, including the cost of repo, interest rate swaps and short positions in U.S. Treasury securities, increased to 1.06% from 1.01%. This quarter-over-quarter increase was primarily the result of an increase in our cost of repo, which increased as LIBOR increased. Typical year-end balance sheet constraints of lending banks also put upward pressure on the cost of repo as December 31st approached. Our weighted average cost of repo increased 10 basis points to 0.81% during the fourth quarter. The contribution of our interest rate swaps to our average cost of funds decreased quarter over quarter, to 0.17% in the fourth quarter as compared to 0.22% in the third quarter. The relative make up of our interest rate hedging portfolio can change materially from quarter to quarter.
After giving effect to a fourth quarter dividend of $0.40 per share, our book value per share decreased to $15.52 as of December 31, 2016, from $15.70 as of September 30, 2016, and we had a positive economic return of 1.4% for the quarter. For the full year ended December 31, 2016, our compounded economic return was 8.7%. Economic return is computed by adding back dividends declared to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
For the quarter ended December 31, 2016, Core Earnings was $4.9 million, or $0.54 per share, as compared to $2.9 million, or $0.32 per share, for the quarter ended September 30, 2016. Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, and Core Earnings excluding Catch-up Premium Amortization Adjustment.

Securities Portfolio
The following table summarizes our portfolio of securities as of December 31, 2016 and September 30, 2016:

	December 31, 2016					September 30, 2016
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed rate mortgages	$141,829	$148,363	$104.61	$148,873	$104.97	$134,770	$143,300	$106.33	$141,566	$105.04
20-year fixed rate mortgages	10,488	11,185	106.65	11,275	107.50	10,710	11,660	108.87	11,530	107.66
30-year fixed rate mortgages	888,976	940,457	105.79	948,157	106.66	881,351	957,420	108.63	940,520	106.71
ARMs	31,656	33,138	104.68	33,226	104.96	30,645	32,341	105.53	32,179	105.01
Reverse mortgages	57,411	62,058	108.09	63,114	109.93	57,088	63,677	111.54	62,941	110.25
Total Agency RMBS	1,130,360	1,195,201	105.74	1,204,645	106.57	1,114,564	1,208,398	108.42	1,188,736	106.65
Non-Agency RMBS	27,794	19,446	69.96	18,268	65.73	23,591	17,896	75.86	16,743	70.97
Total RMBS(2)	1,158,154	1,214,647	104.88	1,222,913	105.59	1,138,155	1,226,294	107.74	1,205,479	105.92
Agency IOs	n/a	12,347	n/a	11,841	n/a	n/a	6,840	n/a	8,730	n/a
Total mortgage-backed securities		1,226,994		1,234,754			1,233,134		1,214,209
U.S. Treasury securities sold short	(78,589)	(74,194)	94.41	(75,465)	96.02	(76,495)	(77,263)	101.00	(76,332)	99.79
Reverse repurchase agreements	75,012	75,012	100.00	75,012	100.00	77,932	77,932	100.00	77,932	100.00
Total		$1,227,812		$1,234,301			$1,233,803		$1,215,809

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.245 billion and $1.214 billion for the three month periods ended December 31, 2016 and September 30, 2016, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of December 31, 2016 and September 30, 2016:

	December 31, 2016	September 30, 2016
Financial derivatives–assets, at fair value:	(In thousands)
TBA securities purchase contracts	$96	$142
TBA securities sale contracts	949	32
Fixed payer interest rate swaps	4,198	112
Fixed receiver interest rate swaps	693	1,355
Futures	72	—
Total financial derivatives–assets, at fair value	6,008	1,641
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	—	(3)
TBA securities sale contracts	(554)	(603)
Fixed payer interest rate swaps	(1,421)	(9,275)
Futures	—	(4)
Total financial derivatives–liabilities, at fair value	(1,975)	(9,885)
Total	$4,033	$(8,244)

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of December 31, 2016 and September 30, 2016:

	December 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2017	$74,750	$(258)	1.21%	0.92%	0.59
2018	65,990	193	0.97	0.89	1.43
2019	4,200	57	0.96	0.88	2.60
2020	79,500	554	1.48	0.89	3.32
2021	19,300	99	1.83	0.93	4.92
2022	13,044	172	1.75	0.89	5.68
2023	54,200	514	1.93	0.89	6.47
2024	8,900	87	1.99	0.85	7.26
2025	15,322	123	2.04	0.89	8.13
2026	46,435	2,306	1.72	0.91	9.74
2043	12,380	(1,070)	2.99	0.89	26.38
Total	$394,021	$2,777	1.53%	0.90%	4.82

	September 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2016	$26,500	$(43)	0.70%	0.69%	0.13
2017	74,750	(283)	1.21	0.78	0.84
2018	65,990	1	0.97	0.72	1.68
2019	4,200	11	0.96	0.79	2.85
2020	79,500	(1,478)	1.48	0.72	3.57
2022	13,044	(451)	1.75	0.75	5.93
2023	42,200	(1,946)	1.90	0.76	6.60
2024	8,900	(494)	1.99	0.65	7.51
2025	15,322	(862)	2.04	0.65	8.38
2026	26,885	(20)	1.46	0.78	9.87
2043	12,380	(3,598)	2.99	0.81	26.63
Total	$369,671	$(9,163)	1.41%	0.74%	4.38
The following tables provide details about our fixed receiver interest rate swaps as of December 31, 2016 and September 30, 2016:

	December 31, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$693	0.88%	3.00%	8.54
Total	$9,700	$693	0.88%	3.00%	8.54

	September 30, 2016
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2025	$9,700	$1,355	0.68%	3.00%	8.79
Total	$9,700	$1,355	0.68%	3.00%	8.79
Futures
The following table provides information about our short positions in futures as of December 31, 2016 and September 30, 2016:

	December 31, 2016
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(26,700)	$71	2.70
Eurodollar Futures	$(9,000)	$1	5.59

	September 30, 2016
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
Eurodollar Futures	$(12,000)	$(4)	7.16
TBAs
The following table provides information about our TBAs as of December 31, 2016 and September 30, 2016:

	December 31, 2016				September 30, 2016
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$49,138	$49,774	$49,870	$96	$56,383	$59,180	$59,322	$142
Liabilities	—	—	—	—	4,510	4,747	4,744	(3)
	49,138	49,774	49,870	96	60,893	63,927	64,066	139
Sale contracts:
Assets	(281,655)	(298,807)	(297,858)	949	(119,179)	(129,253)	(129,221)	32
Liabilities	(183,381)	(189,694)	(190,248)	(554)	(399,832)	(424,546)	(425,149)	(603)
	(465,036)	(488,501)	(488,106)	395	(519,011)	(553,799)	(554,370)	(571)
Total TBA securities, net	$(415,898)	$(438,727)	$(438,236)	$491	$(458,118)	$(489,872)	$(490,304)	$(432)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.

The following tables detail gains and losses on our financial derivatives for the three month periods ended December 31, 2016 and September 30, 2016:

	Three Month Period Ended December 31, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(917)	$(378)	$(1,295)	$426	$10,852	$11,278
TBAs		9,489	9,489		925	925
Futures		1,209	1,209		75	75
Total	$(917)	$10,320	$9,403	$426	$11,852	$12,278

	Three Month Period Ended September 30, 2016
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(241)	$(1,089)	$(1,330)	$(385)	$3,071	$2,686
TBAs		(2,591)	(2,591)		521	521
Futures		1	1		8	8
Total	$(241)	$(3,679)	$(3,920)	$(385)	$3,600	$3,215
Interest Rate Sensitivity
The following table summarizes, as of December 31, 2016, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$245	$(295)
Agency RMBS - Fixed Pools and IOs	18,890	(24,608)
TBAs	(7,077)	9,823
Non-Agency RMBS	197	(192)
Interest Rate Swaps	(8,257)	7,891
U.S. Treasury Securities	(3,377)	3,213
Eurodollar and U.S. Treasury Futures	(1,031)	996
Repurchase and Reverse Repurchase Agreements	(739)	736
Total	$(1,149)	$(2,436)

(1)
Based on the market environment as of December 31, 2016. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of December 31, 2016 and September 30, 2016:

	December 31, 2016			September 30, 2016
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$545,817	0.80%	19	$521,831	0.70%	15
31-60 days	304,398	0.91	45	298,063	0.70	47
61-90 days	299,081	0.98	74	248,083	0.74	76
91-120 days	1,050	0.88	109	74,956	0.76	109
121-150 days	12,428	0.97	135	2,150	0.75	137
151-180 days	35,199	1.05	164	13,879	0.82	165
Total	$1,197,973	0.88%	45	$1,158,962	0.72%	44
As of December 31, 2016, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with thirteen counterparties as of December 31, 2016. The above figures are as of the respective quarter ends; over the course of the quarters ended December 31, 2016 and September 30, 2016 our average cost of repo was 0.81% and 0.71%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended December 31, 2016, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.1% on an annualized basis as compared to 3.5% for the quarter ended September 30, 2016. For the full year ended December 31, 2016, our expense ratio was 3.5%.
Dividends
On December 13, 2016, our Board of Trustees declared a fourth quarter dividend of $0.40 per share, or $3.7 million, which was paid on January 25, 2017 to shareholders of record on December 30, 2016.
Share Repurchase Program
On August 13, 2013, our Board of Trustees approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. We did not repurchase any shares during the fourth quarter.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and losses on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Core Earnings excluding Catch-up Premium Amortization Adjustment consists of Core Earnings but excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are supplemental non-GAAP financial measures. We believe that Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three month periods ended December 31, 2016 and September 30, 2016, our Core Earnings and Core Earnings excluding Catch-up Premium Amortization Adjustment on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income, which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three Month Period Ended December 31, 2016	Three Month Period Ended September 30, 2016
Net Income	$2,012	$6,626
Less:
Net realized gains (losses) on securities	(582)	3,892
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	10,320	(3,679)
Change in net unrealized gains (losses) on securities	(24,484)	(124)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	11,852	3,600
Subtotal	(2,894)	3,689
Core Earnings	$4,906	$2,937
Catch-up Premium Amortization Adjustment	596	(1,448)
Core Earnings excluding Catch-up Premium Amortization Adjustment	$4,310	$4,385
Weighted Average Shares Outstanding	9,127,836	9,119,111
Core Earnings Per Share	$0.54	$0.32
Core Earnings Per Share excluding Catch-up Premium Amortization Adjustment	$0.47	$0.48

(1)
For the three month period ended December 31, 2016, represents Net realized gains (losses) on financial derivatives of $9,403 less Net realized gains (losses) on periodic settlements of interest rate swaps of $(917). For the three month period ended September 30, 2016, represents Net realized gains (losses) on financial derivatives of $(3,920) less Net realized gains (losses) on periodic settlements of interest rate swaps of $(241).

(2)
For the three month period ended December 31, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $12,278 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $426. For the three month period ended September 30, 2016, represents Change in net unrealized gains (losses) on financial derivatives of $3,215 less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(385).

About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, February 10, 2017, to discuss our financial results for the quarter ended December 31, 2016. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 57496383. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, February 10, 2017, at approximately 2:00 p.m. Eastern Time through Friday, February 17, 2017 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 57496383. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 10, 2016 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Year Ended
	December 31, 2016	September 30, 2016	December 31, 2016
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$9,213	$7,096	$33,498
Interest expense	(2,684)	(2,279)	(9,274)
Total net interest income	6,529	4,817	24,224
EXPENSES
Management fees	534	539	2,129
Professional fees	118	171	668
Compensation expense	137	142	599
Other operating expenses	343	402	1,613
Total expenses	1,132	1,254	5,009
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(582)	3,892	8,420
Net realized gains (losses) on financial derivatives	9,403	(3,920)	(12,120)
Change in net unrealized gains (losses) on securities	(24,484)	(124)	(10,096)
Change in net unrealized gains (losses) on financial derivatives	12,278	3,215	6,487
Total other income (loss)	(3,385)	3,063	(7,309)
NET INCOME (LOSS)	$2,012	$6,626	$11,906
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.22	$0.73	$1.31
WEIGHTED AVERAGE SHARES OUTSTANDING	9,127,836	9,119,111	9,121,344
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.40	$0.40	$1.65

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	December 31, 2016	September 30, 2016	December 31, 2015(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$33,504	$43,026	$40,166
Mortgage-backed securities, at fair value	1,226,994	1,233,134	1,242,266
Due from brokers	49,518	33,462	33,297
Financial derivatives–assets, at fair value	6,008	1,641	2,183
Reverse repurchase agreements	75,012	77,932	78,632
Receivable for securities sold	33,199	37,057	155,526
Interest receivable	4,633	4,274	4,325
Other assets	266	357	289
Total Assets	$1,429,134	$1,430,883	$1,556,684
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,197,973	$1,158,962	$1,222,719
Payable for securities purchased	5,516	34,808	98,949
Due to brokers	1,055	538	439
Financial derivatives–liabilities, at fair value	1,975	9,885	4,725
U.S. Treasury securities sold short, at fair value	74,194	77,263	78,447
Dividend payable	3,652	3,651	4,111
Accrued expenses	647	622	533
Management fee payable	533	539	545
Interest payable	1,912	1,341	1,361
Total Liabilities	1,287,457	1,287,609	1,411,829
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (9,130,897, 9,127,039, and 9,135,103 shares issued and outstanding, respectively)	92	92	92
Additional paid-in-capital	180,996	180,952	181,027
Accumulated deficit	(39,411)	(37,770)	(36,264)
Total Shareholders' Equity	141,677	143,274	144,855
Total Liabilities and Shareholders' Equity	$1,429,134	$1,430,883	$1,556,684
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$15.52	$15.70	$15.86

(1)	Derived from audited financial statements as of December 31, 2015.